Exhibit (a)(1)(P)

News Release – PR Newswire

Malcolm F. MacLean IV, Mercury Real Estate Advisors LLC

(203) 769-2980

For Immediate Release: June 23, 2005

MERCURY REAL ESTATE ADVISORS LLC ANNOUNCES FINAL RESULTS OF TENDER OFFER FOR

SHARES OF CLASS A COMMON STOCK OF CAPITAL PROPERTIES, INC.

Greenwich, Connecticut: Mercury Real Estate Advisors LLC, together with Mercury Special Situations Fund LP, Mercury Special Situations Offshore Fund, Ltd., David R. Jarvis and Malcolm F. MacLean (collectively, “Mercury”), today announced the final results of its tender offer to purchase up to 285,000 shares of Class A Common Stock, par value $0.01 per share, of Capital Properties, Inc. (AMEX: CPI), which expired as scheduled at 12:00 midnight, Eastern Standard Time, on Monday, June 13, 2005.

Based upon reports from The Bank of New York, the depositary for the tender offer, 9,675 shares of the currently outstanding 3,299,956 shares of the Class A Common Stock of Capital Properties, Inc. were properly tendered and not withdrawn. Mercury has accepted for purchase and will promptly pay for all 9,675 shares at a purchase price of $22.00 per share, and the total cost, excluding fees and expenses incurred in connection with the offer, will be approximately $212,850.

Any questions concerning the tender offer may be directed to D.F. King & Co., Inc., the information agent for the tender offer, at (800) 769-4414.